Exhibit D-2

INCOME TAX ALLOCATION AGREEMENT

ONE-HUNDRED ELEVENTH AMENDMENT

Southern Company Rail Services, Inc. was incorporated in 2003 and is wholly owned by Southern Company Holdings, Inc. Southern Company Rail Services, Inc. does hereby declare and agree to the terms and conditions provided in the Income Tax Allocation Agreement dated December 29, 1981, as amended on April 19, 1988.

Effective Date

This Agreement is effective for the Consolidated Tax reflected on the Consolidated Tax Return for 2003.

IN WITNESS HEREOF, this Agreement has been executed, as of the 13th day of January, 2004.

ATTEST	Southern Company Rail Services, Inc.

/s/ Cheryl K. Smiley	BY: /s/ Sam H Dabbs, Jr.